Exhibit 3.1

ARTICLES OF AMENDMENT-DOMESTIC CORPORATION

OF

VERTICALNET, INC.

Article SEVENTEENTH is hereby added to read in its entirety as follows:

SEVENTEENTH: Uncertificated Shares. Shares of the Corporation may be certificated or uncertificated, as provided under Pennsylvania BCL, and this Article SEVENTEENTH shall not be interpreted to limit the authority of the Board of Directors to issue some or all of any of the classes or series of shares of the Corporation without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Corporation’s Bylaws. In the case of shares issued without certificates, the Corporation will, or cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the Corporation’s Bylaws, by these Amended and Restated Articles of Incorporation, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.